SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 19, 2007
iROBOT CORPORATION

(Exact Name of Registrant as Specified in its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

000-51598	77-0259335

(Commission File Number)	(IRS Employer Identification No.)

63 South Avenue, Burlington, Massachusetts	01803

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 345-0200
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.
     On June 19, 2007, iRobot Corporation (the “Company”) entered into a $15 million secured equipment financing facility (the “Equipment Facility”) with Banc of America Leasing and Capital, LLC (the “Lender”). The Equipment Facility shall be available to finance the acquisition of equipment, furniture and leasehold improvements. The Company may borrow amounts under the Equipment Facility until July 1, 2008 (the “Drawdown Period”) and any amounts borrowed during the Drawdown Period shall accrue interest at 30-day LIBOR plus 1%. Following the Drawdown Period, all amounts then outstanding under the Equipment Line shall be repaid in 60 equal monthly installments commencing in July 2008 and shall accrue interest, at the Company’s election, at either a fixed or variable rate of interest. The Company’s obligations under the Equipment Facility will be secured by any financed equipment.
     The Equipment Facility contains customary terms and conditions for credit facilities of this type, including, without limitation, restrictions on the Company’s ability to transfer, encumber or dispose of the financed equipment. In addition, the Company is required to meet certain financial covenants customary with this type of agreement, including maintaining a minimum specified tangible net worth, a minimum specified ratio of current assets to current liabilities, and a minimum specified annual net income.
     The Equipment Facility contains customary events of default, including for payment defaults, breaches of representations, breaches of covenants, cross defaults to other material indebtedness, bankruptcy, and failure to discharge certain judgments. If a default occurs and is not cured within any applicable cure period or is not waived, or if the Company repays all of its indebtedness under its credit facility with Bank of America, N.A., the Lender may accelerate the obligations of the Company under the Equipment Facility.
Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 above is hereby incorporated by reference in this Item 2.03.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iRobot Corporation
June 20, 2007	By:	/s/ Glen D. Weinstein
Glen D. Weinstein
General Counsel and Secretary